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                                                                    Exhibit 3.4

                               AMENDMENT NO. 1 TO

                       RESTRICTED STOCK PURCHASE AGREEMENT

                  This Amendment No. 1 (the "Amendment") to the Restricted Stock Purchase Agreement dated May 29, 1997 (the "Purchase Agreement") by and among Food Extrusion, Inc., a Nevada corporation (the "Company") and Allen J. Simon (the "Executive").


         RECITALS

                       A. The Company and the Executive entered into the Purchase Agreement pursuant to which the Company granted Executive an option to purchase 2,000,000 shares of the Company's Common Stock at an option price of $2.00 per share.

                       B. The Company and the Executive desire to amend the Purchase Agreement pursuant and subject to the terms and conditions of this Amendment.

                  In consideration of these premises and of the mutual promises contained in this Amendment and in the Purchase Agreement, the parties hereby agree as follows:

         1.       Repurchase Option.

         Section 2(b) is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

                   (b) Release Dates. One-third of the Shares (or 666,667) shall be released from the Repurchase Option upon execution of this Agreement. Thereafter, an additional one-third of the Shares (or 666,667) shares shall be released from the Repurchase Option on the last day of the first anniversary of Purchaser's employment with the Company. Thereafter, the remaining one-third of the Shares (or 666,666 shares) shall be released from the Repurchase Option at the end of the next successive twelve (12) month period. Notwithstanding the foregoing, the Shares shall immediately be released from the Repurchase Option upon the occurrence of certain events as described in Section 2(b) of the Option Agreement and upon the occurrence of a Change of Control pursuant to Section

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6(a)(ix) of the Employment Agreement between the Company and the Executive dated
April 18, 1997. Shares subject to the Repurchase Option are referred to herein as "Unvested Shares," and Shares which have been released from the Repurchase Option are referred to herein as "Vested Shares."

         2. Effect of Amendment. Except as otherwise modified hereby, the terms of the Subscription Agreement shall remain in full force and effect.



                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


FOOD EXTRUSION, INC.                        ALLEN J. SIMON




By:  /s/ Daniel L. McPeak                   By:  /s/ Allen J. Simon
   ----------------------                      --------------------
Title:  Chairman of the Board               Address:  3030 Washington
                                                      San Francisco, CA  94115